QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.28

AGREEMENT OF PURCHASE AND SALE

        THIS AGREEMENT made as of the 25th day of January, 2002.

        BETWEEN:

    DEVON CANADA, a general partnership, having an office in the City of Calgary, in the Province of Alberta (hereinafter referred to as "Vendor")

-and-

    ADDISON ENERGY INC., a body corporate, having an office in the City of Calgary, in the Province of Alberta (hereinafter referred to as "Purchaser")

        WHEREAS Vendor wishes to sell and Purchaser wishes to purchase the interest of Vendor in and to the Assets, subject to and in accordance with the terms and conditions hereof;

        NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties have agreed as follows:

ARTICLE 1
INTERPRETATION

1.1
Definitions

  In this Agreement, unless the context otherwise requires:

  (a)
  "AFE's" means the authorities for expenditure, operations notices, amounts budgeted pursuant to the Unit Agreements and mail ballots, if any, set out in Schedule "B" under the heading "AFE's";

  (b)
  "Assets" means the Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests, but excludes the Excluded Assets;

  (c)
  "Business Day" means a day other than a Saturday, a Sunday or a statutory holiday in Calgary, Alberta;

  (d)
  "Certificate" means a written certification of a matter or matters of fact which, if required from a corporation, shall be made by an officer of the corporation, on behalf of the corporation and not in any personal capacity;

  (e)
  "Closing" means the closing of the purchase and sale herein provided for;

  (f)
  "Closing Place" means the offices of Vendor, or such other place as may be agreed upon in writing by Vendor and Purchaser;

  (g)
  "Closing Time" means the hour of 2:00 p.m. on the later of:

  (i)
  April 1, 2002;

  (ii)
  the third Business Day following the day on which any and all preferential, pre-emptive or first purchase rights of Third Parties that become operative by virtue of this Agreement or the transaction to be effected by it shall have been exercised or waived by the holders thereof or all time periods within which such rights may be exercised shall have expired;

  (iii)
  the second Business Day following the Competition Act (Canada) clearance by way of Advance Ruling Certificate, exemption or filing, as set out in this Agreement,

    or such other time and date as may be agreed upon in writing by Vendor and Purchaser;

  (h)
  "Deposit" means the sum of money set out in section 2.7;

  (i)
  "Effective Date" means the hour of 8:00 a.m., Calgary time, on the 1st day of January, 2002;

  (j)
  "Excluded Assets" means:

  (i)
  all natural gas (including without limitation, methane and all other hydrocarbons) regardless of in situ phase or origin, contained, stored, derived from, associated or absorbed within any coal matrix, deposit, seam, bed or associated strata defined in the stratigraphic interval between 400 and 500 metres depth on the neutron/density geophysical log of the well 00/15-31-37-3W5/0 in relation to the lands specifically identified on Schedule "C" hereto (the "Coal Bed Methane"); and

  (ii)
  the 11-33-34-4 W5M Garrington Compressor and associated lands and tangibles, including the flare stack and flare pit associated therewith (but excluding any of the Wells that are tied in to the subject compressor);

  (iii)
  All Nova firm transportation relating to the Nova Gilby West meter station and any Nova firm transportation over and above 2.0 103m3/d at the Rimby Westerose Nova meter station and 8.0 103m3/d at the Sylvan Lake West Nova meter station;

  (iv)
  Any tangibles that relate directly to any lands and Petroleum Substances outside of the Lands, including, without limitation, the Sylvan Lake Gas Unit No. 1;

  (k)
  "Facilities" means any facilities used in the processing, gathering, treating, transmission, compressing and injecting of the Leased Substances, including, without limiting the generality of the foregoing, the facility or facilities, if any, set out in Schedule "B" under the heading "Facilities";

  (l)
  "Lands" means the lands set out and described in Schedule "A";

  (m)
  "Leased Substances" means all Petroleum Substances, rights to or in respect of which are granted, reserved or otherwise conferred by or under the Unit Agreements, or by or under the Title Documents (but only to the extent that the Title Documents pertain to the Lands);

  (n)
  "Miscellaneous Interests" means, subject to any and all limitations and exclusions provided for in this definition, all property, assets, interests and rights pertaining to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, including without limitation any and all of the following:

  (i)
  contracts and agreements relating to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, including without limitation gas purchase contracts, processing agreements, transportation agreements and agreements for the construction, ownership and operation of facilities;

  (ii)
  rights to enter upon, use or occupy, the surface of any lands which are or may be used to gain access to or otherwise use the Petroleum and Natural Gas Rights and the Tangibles, or either of them, excluding any such rights that pertain only to a well or wells other than the Wells;

  (iii)
  all records, books, documents, licences, reports and data which relate to the Petroleum and Natural Gas Rights and the Tangibles, or either of them, but expressly excluding any of the foregoing that pertain to seismic or seismic data, geological or geophysical matters;

  (iv)
  all engineering, environmental and other reports that in Vendor's sole opinion relate directly to the Assets, all title reports and opinions related to the Petroleum and Natural Gas Rights, the Lands or the Tangibles to the extent that they relate specifically and directly to the Assets, non-privileged and non-interpretive legal records, local and municipal tax records (assessments and payments and accounting and financial records (excluding corporate financial records)); and

    (v)
    the Wells (and no other wells), including the wellbores and any and all casing;

  (o)
  "Party" means a party to this Agreement;

  (p)
  "Permitted Encumbrances" means:

  (i)
  liens for taxes, assessments and governmental charges which are not due or the validity of which is being diligently contested in good faith by or on behalf of Vendor;

  (ii)
  liens incurred or created in the ordinary course of business as security in favour of the person who is conducting the development or operation of the property to which such liens relate for Vendor's proportionate share of the costs and expenses of such development or operation to the extent Vendor is not delinquent at Closing Time relating to a payment due as a result of any such liens;

  (iii)
  mechanics', builders' and materialmen's liens in respect of services rendered or goods supplied for which payment is not due;

  (iv)
  easements, rights of way, servitudes and other similar rights in land (including without limitation rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables) which do not materially impair the use of the Assets affected thereby;

  (v)
  the right reserved to or vested in any municipality or government or other public authority by the terms of any lease, licence, franchise, grant or permit or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

  (vi)
  rights of general application reserved to or vested in any governmental authority to levy taxes on the Leased Substances or any of them or the income therefrom, and governmental requirements and limitations of general application as to production rates on the operations of any property;

  (vii)
  statutory exceptions to title, and the reservations, limitations, provisos and conditions in any original grants from the Crown of any of the mines and minerals within, upon or under the Lands;

  (viii)
  any security held by any Third Party encumbering Vendor's interest in and to the Assets or any part or portion thereof, but only to the extent that Vendor delivers a full discharge thereof to Purchaser at or prior to Closing; and

  (ix)
  all royalty burdens, liens, adverse claims, penalties, reductions in interests and other encumbrances expressly set out in Schedule "A";

  (q)
  "Petroleum and Natural Gas Rights" means all rights to and in respect of the Unit Agreements, the Leased Substances and the Title Documents (but only to the extent that the Title Documents pertain to the Lands), including without limitation the interests set out and described in Schedule "A", but expressly excludes, in all cases the Excluded Assets;

  (r)
  "Petroleum Substances" means any of crude oil, crude bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids, and any and all other substances related to any of the foregoing, whether liquid, solid or gaseous, and whether hydrocarbons or not, including without limitation sulphur;

  (s)
  "Prime Rate" means an annual rate of interest equal to the annual rate of interest announced from time to time by the main Calgary branch of Royal Bank of Canada as the reference rate then in effect for determining interest rates on Canadian dollar commercial loans in Canada;

  (t)
  "Production and Marketing Contracts" means the agreement or agreements, if any, set out in Schedule "B" under the heading "Production and Marketing Contracts";

  (u)
  "Purchase Price" means the sum of money first set out in section 2.6;

  (v)
  "Specific Conveyances" means all conveyances, assignments, transfers, novations and other documents or instruments that are required or desirable to convey, assign and transfer the interest of Vendor in and to the Assets to Purchaser and to novate Purchaser in the place and stead of Vendor with respect to the Assets;

  (w)
  "Take or Pay Obligations" means obligations to sell or deliver Petroleum Substances or any of them, rights to which are granted, reserved or otherwise conferred pursuant to the Title Documents, without being entitled in due course to receive and retain full payment for such Petroleum Substances, including those identified on Schedule "B" attached hereto;

  (x)
  "Tangibles" means (i) any Facilities and (ii) any and all tangible depreciable property and assets other than such Facilities which are located within, upon or in the vicinity of the Lands or lands pooled therewith, or are owned under the Unit Agreement and which are used or are intended to be used to produce, process, gather, treat, measure, make marketable or inject the Leased Substances or any of them or in connection with water injection or removal operations that pertain to the Petroleum and Natural Gas Rights, including without limitation any and all gas plants, oil batteries, buildings, production equipment, pipelines, pipeline connections, meters, generators, motors, compressors, treaters, dehydrators, scrubbers, separators, pumps, tanks, boilers and communication equipment but excluding any motorized vehicles;

  (y)
  "Third Party" means any individual or entity other than Vendor and Purchaser, including without limitation any partnership, corporation, trust, unincorporated organization, union, government and any department and agency thereof and any heir, executor, administrator or other legal representative of an individual;

  (z)
  "this Agreement", "herein", "hereto", "hereof" and similar expressions mean and refer to this Agreement of Purchase and Sale;

  (aa)
  "Title Defect" means, for the purposes of Article 11, a defect or deficiency in the beneficial title of the Vendor to any portion or part of the Assets (in this definition referred to as the Affected Assets), which on its own deprives the Vendor of the substantial use, beneficial title and benefit from such Affected Assets, having regard to laws respecting limitations of actions, and is sufficiently adverse such that it would, on a commercially reasonable assessment thereof, cause a purchaser acquiring only those Affected Assets, to not purchase the same having regard to the loss of value in and thereto, but notwithstanding anything to the contrary herein, specifically excludes, (i) the Permitted Encumbrances and (ii) any Lands which have expired or been terminated (without the intervention of Vendor) between the date hereof and the Closing Time;

  (bb)
  "Title Documents" means, collectively, any and all certificates of title, leases, reservations, permits, licences, assignments, trust declarations, operating agreements, royalty agreements, gross overriding royalty agreements, participation agreements, farm-in agreements, sale and purchase agreements, pooling agreements and any other documents and agreements granting, reserving or otherwise conferring rights to (i) explore for, drill for, produce, take, use or market Petroleum Substances, (ii) share in the production of Petroleum Substances, (iii) share in the proceeds from, or measured or calculated by reference to the value or quantity of,

    Petroleum Substances which are produced, and (iv) rights to acquire any of the rights described in items (i) to (iii) of this definition; but only if the foregoing pertain in whole or in part to Petroleum Substances within, upon or under the Lands; including without limitation those, if any, set out and described in Schedule "A" and the Unit Agreements;

  (cc)
  "Unit Agreements" means any and all unit agreements and unit operating agreements, including any and all amendments thereto, pertaining to the unit or units, if any, set out in Schedule "B" under the heading "Units"; and

  (dd)
  "Wells" means all wells which are or may be used in connection with the Petroleum and Natural Gas Rights, including without limitation producing, shut-in, water source, water disposal and water injection wells, and without limiting the generality of the foregoing, includes the well or wells, if any, set out in Schedule "B" under the heading "Wells", however, excludes in all cases abandoned wells which are not located within upon or under lands contained in the Unit Agreements.

1.2
Headings

        The expressions "Article", "section", "subsection", "clause", "subclause", "paragraph" and "Schedule" followed by a number or letter or combination thereof mean and refer to the specified article, section, subsection, clause, subclause, paragraph and schedule of or to this Agreement.

1.3
Interpretation Not Affected by Headings

        The division of this Agreement into Articles, sections, subsections, clauses, subclauses and paragraphs and the provision of headings for all or any thereof are for convenience and reference only and shall not affect the construction or interpretation of this Agreement.

1.4
Included Words

        When the context reasonably permits, words suggesting the singular shall be construed as suggesting the plural and vice versa, and words suggesting gender or gender neutrality shall be construed as suggesting the masculine, feminine and neutral genders.

1.5
Schedules

        There are appended to this Agreement the following schedules pertaining to the following matters:

Schedule "A"	—Lands —Petroleum and Natural Gas Rights
Schedule "B"	—Production and Marketing Contracts —Facilities —AFE's —Units —Take or Pay Obligations —Wells
Schedule "C"	—Excluded Assets
Schedule "D"	—General Conveyance

        Such schedules are incorporated herein by reference as though contained in the body hereof. Wherever any term or condition of such schedules conflicts or is at variance with any term or condition in the body of this Agreement, such term or condition in the body of this Agreement shall prevail.

1.6
Damages

        All losses, costs, claims, damages, expenses and liabilities in respect of which a Party has a claim pursuant to this Agreement include without limitation reasonable legal fees and disbursements on a solicitor and client basis.

ARTICLE 2
PURCHASE AND SALE AND CLOSING

2.1
Purchase and Sale

(a)
Vendor hereby agrees to sell, assign, transfer, convey and set over to Purchaser, and Purchaser hereby agrees to purchase from Vendor, all of the right, title, estate and interest of Vendor (whether absolute or contingent, legal or beneficial) in and to the Assets, subject to and in accordance with the terms of this Agreement.

(b)
Purchaser acknowledges and agrees that notwithstanding anything to the contrary herein contained, the Excluded Assets described in Schedule "C" hereto do not constitute part of the Assets. Without limiting the generality of the foregoing, Purchaser further acknowledges and agrees that any representations, warranties, covenants and indemnities provided by Vendor in this Agreement are to be accordingly interpreted and construed.

2.2
Closing

        Closing shall take place at the Closing Place at the Closing Time if there has been satisfaction or waiver of the conditions of Closing herein contained. Subject to all other provisions of this Agreement, possession, risk and beneficial ownership of Vendor's interest in and to the Assets shall be deemed to pass from Vendor to Purchaser at the Closing Time. Subject to the terms of this Agreement, the Parties shall execute the General Conveyance set out in Schedule "D" at Closing.

2.3
Specific Conveyances

(a)
Vendor shall prepare the Specific Conveyances at its cost, none of which shall confer or impose upon a Party any greater right or obligation than contemplated in this Agreement. Vendor shall use its reasonable best efforts to prepare and deliver the Specific Conveyances at Closing, however, the Parties acknowledge that certain of the Specific Conveyances may not be prepared and delivered until after the Closing Time. Vendor shall prepare and deliver for execution by Purchaser all of the Specific Conveyances on or before ninety (90) days following the Closing Time. Any Specific Conveyances that are prepared and circulated to Purchaser a reasonable time prior to the Closing Time shall be executed and delivered by the Parties at Closing. Forthwith after full execution of all Specific Conveyances, Vendor shall have the option of circulating and registering, as the case may be, all Specific Conveyances that by their nature may be circulated or registered and Purchaser shall be responsible for any registration costs.

(b)
At Closing the Parties shall enter into a mutually agreeable form of trust agreement for the Coal Bed Methane or a portion thereof whereunder Purchaser shall hold the Coal Bed Methane in trust for Vendor.

(c)
The Parties shall enter into a mutually acceptable compression agreement by Closing relative to the Garrington Compressor forming a part of the Excluded Assets, in order to ensure that Purchaser is able to use the compressor for a favourable fee in relation to any Wells that are currently tied in to the subject compressor.

(d)
Each of the Parties agrees to use reasonable commercial efforts to resolve any issues that arise as a result of the sale of the Assets with respect to the sharing of certain common facilities, if any, which each of the Vendor and the Purchaser require for its operations at and after the Closing Time.

2.4
Title Documents and Miscellaneous Interests

        Within the time periods set out in this clause, Vendor shall deliver to Purchaser those agreements and documents to which the Assets are subject and the original copies of those contracts, agreements, records, books, documents, licences, reports and data comprising Miscellaneous Interests which are now in the possession of Vendor or of which it gains possession prior to Closing (the "Files"). Within seven (7) days of Closing, Vendor shall deliver to Purchaser any Files associated with Specific Conveyances executed and delivered at Closing including any Files not necessary for Vendor to complete the balance of the Specific Conveyances after Closing. Vendor shall deliver to Purchaser within seven (7) days of full execution of the balance of the Specific Conveyances, the balance of the Files pertaining thereto. Notwithstanding the foregoing, if and to the extent such Files also pertain to interests other than the Assets, photocopies or other copies may be provided to Purchaser in lieu of original copies.

2.5
Form of Payment

        All payments to be made pursuant to this Agreement shall be in Canadian funds. All payments to be made pursuant to this Agreement shall be made by certified cheque or bank draft.

2.6
Purchase Price

        The aggregate consideration to be paid by Purchaser to Vendor for Vendor's interest in and to the Assets shall be $41,638,000.00. At Closing, Purchaser shall pay to Vendor the Purchase Price less the Deposit as adjusted hereunder. Purchaser and Vendor will make a joint election under section 167 of the Excise Tax Act so that GST will not be payable on the transfer of the Assets. The Parties will both execute the relevant GST form for Closing to effect that election. Purchaser will file that form with its GST return for the reporting period in which Closing occurs. Purchaser will provide Vendor with such supporting documentation as Vendor may reasonably request in order to confirm that such election has been made and properly filed. Purchaser shall be liable for and, in addition, shall indemnify Vendor from any and all claims, liabilities, actions, proceedings, demands, losses, costs, penalties, GST payable, fines, damages and expenses suffered by or sustained by Vendor pertaining to any matter or thing associated with the filing of the joint election, the failure of Purchaser to file the joint election or any failure in acceptance by applicable governmental authorities of that election. The GST numbers of the Parties are as follows: Vendor #867814451 RT001 and Purchaser #885151597RT0001. For that period of time after the Effective Date, the Parties further confirm that Purchaser shall file, report and pay any and all further provincial taxes, assessments or levies arising under provincial legislation as a result of the transactions contemplated by this Agreement and shall, in addition, indemnify Vendor from the payment of such taxes, assessments or levies.

2.7
Deposit

        Vendor acknowledges the receipt of $4,163,800.00 from Purchaser, representing a deposit, being an amount that represents a genuine pre-estimate by the Parties of the damages that Vendor will suffer should Purchaser wrongfully fail to close the transactions contemplated by this Agreement, having regard to such matters as the nature of the Assets, the size of the Purchase Price, the amount of time between the date hereof and the Closing Time, and the time and expense to be incurred by Vendor. The Deposit is being retained by Vendor's counsel, Thackray Burgess, Barristers and Solicitors, in trust and in an interest bearing account. If Closing occurs at the Closing Time, the Deposit and accrued interest shall be retained by Vendor and applied towards the Purchase Price. If Closing does not occur at the Closing Time, the Deposit shall be governed pursuant to sections 3.1 and 3.2.

2.8
Allocation of Purchase Price

        The Parties shall allocate the Purchase Price as follows:

Petroleum and Natural Gas Rights	$33,310,400.00
Tangibles	$8,327,590.00
Miscellaneous Interests	$10.00
Total	$41,638,000.00
2.9
Interest

        At Closing, Purchaser shall pay to Vendor an amount equal to the interest that would have accrued on the Purchase Price (less any interest earned by Vendor on the Deposit), at one half (1/2) of the Prime Rate, calculated daily and not compounded, from and including the Effective Date to and including the day prior to the Closing Time, which amount shall constitute an increase to the Purchase Price and shall be allocated to the Petroleum and Natural Gas Rights.

2.10
Competition Act

(a)
Vendor (with Purchaser's assistance) will use its reasonable efforts to obtain an Advance Ruling Certificate or, if Vendor is unsuccessful in so doing and does not receive an exemption waiver pursuant to section 113(c) of Competition Act (Canada) will, as promptly as practicable, in the manner prescribed under the Competition Act (Canada), make all necessary filings and notifications under the Competition Act (Canada) with respect to the transactions contemplated hereby and satisfy all information requests made pursuant thereto to the end that all necessary time and waiting periods thereunder shall have expired and no application shall have been made or threatened under sections 92 or 100 thereof. Purchaser and Vendor agree that, if the Parties deem it advisable, a request for an Advance Ruling Certificate may be made at the same time as any other necessary filings and notifications. If Vendor is unsuccessful in obtaining an Advance Ruling Certificate or an exemption waiver pursuant to section 113(c) of Competition Act (Canada), along with or after having made, a request for an Advance Ruling Certificate, or if Vendor notifies Purchaser in writing that Vendor wishes to make a filing under the Competition Act (Canada), Vendor will promptly as practicable, in the manner prescribed under the Competition Act (Canada), make all necessary filings and notifications under the Competition Act (Canada) with respect to the transactions contemplated hereby and satisfy all information requests made by the Competition Bureau pursuant thereto to the end that all necessary time and waiting periods shall have expired and no application shall have been made or threatened under sections 92 or 100 thereof. At the option of Vendor, the filing of materials by Vendor may either be carried out directly by Vendor or will be filed jointly with Purchaser's filing materials. In any event, all filing and application fees payable under the Competition Act (Canada) and related regulations shall be shared equally by Vendor and Purchaser.

(b)
Vendor and Purchaser shall cooperate with each other to facilitate the prompt collection, presentation and delivery of information to regulators necessary to make the necessary filings and applications as soon as reasonably possible after the execution of this Agreement. A copy of all materials filed, provided or received by either Party or such Party's representative in connection with making such applications shall be provided to the other party within 1 Business Day of filing, provision or receipt (as applicable), provided nothing in this clause 2.10 shall require either Party to disclose confidential information to the other.

ARTICLE 3
CONDITIONS OF CLOSING

3.1
Purchaser's Conditions

        The obligation of Purchaser to purchase Vendor's interest in and to the Assets is subject to the following conditions precedent, which are inserted herein and made part hereof for the exclusive benefit of Purchaser and may be waived by Purchaser:

  (a)
  the representations and warranties of Vendor herein contained shall be true in all material respects when made and as of the Closing Time, and a Certificate to that effect shall have been delivered by Vendor to Purchaser at Closing;

  (b)
  all obligations of Vendor contained in this Agreement to be performed prior to or at Closing shall have been timely performed in all material respects;

  (c)
  at or prior to Closing, Vendor shall deliver to Purchaser any releases and registrable discharges (requested by Purchaser a reasonable time prior to the Closing Time) in a form satisfactory to Purchaser, of any adverse liens and encumbrances that are not Permitted Encumbrances and relate to security held by a Third Party against the Assets or any part or portion thereof;

  (d)
  there shall have been no damage to or alteration of any of the Assets between the Effective Date and the Closing Time, which in Purchaser's reasonable opinion would materially adversely affect the value of the Assets, except and to the extent approved in writing by Purchaser, provided that a decline of reserves by production of Petroleum Substances in the ordinary course or a change in price at which the Leased Substances may be sold between the date hereof and the Closing Time shall not be regarded as a material damage to or alteration of the Assets;

  (e)
  Purchaser's rights to terminate this Agreement pursuant to Article 11 hereof;

  (f)
  Purchaser shall have received the Competition Act (Canada) clearance by way of Advance Ruling Certificate, exemption or filing, as set out in this Agreement, on or before June 30, 2002.

If any one or more of the foregoing conditions precedent has or have not been satisfied, complied with, or waived by Purchaser, at or before the Closing Time, Purchaser may in addition to any other remedies which it may have available to it, rescind this Agreement by written notice to Vendor and upon doing so, Vendor shall forthwith return the Deposit plus any accrued interest to Purchaser.

3.2
Vendor's Conditions

        The obligation of Vendor to sell its interest in and to the Assets is subject to the following conditions precedent, which are inserted herein and made part hereof for the exclusive benefit of Vendor and may be waived by Vendor:

  (a)
  the representations and warranties of Purchaser herein contained shall be true in all material respects when made and as of the Closing Time, and a Certificate to that effect shall have been delivered by Purchaser to Vendor at Closing;

  (b)
  all obligations of Purchaser contained in this Agreement to be performed prior to or at Closing shall have been timely performed in all material respects;

  (c)
  all amounts to be paid by Purchaser to Vendor at Closing shall have been paid to Vendor in the form stipulated in this Agreement;

  (d)
  Vendor shall be satisfied, acting reasonably, on or before the Closing Time, that Purchaser meets all regulatory requirements to be unconditionally accepted as the holder of any licences, permits and approvals pertaining to the Assets by the regulatory body having jurisdiction over such matters;

  (e)
  Vendor shall have received the Competition Act (Canada) clearance by way of Advance Ruling Certificate, exemption or filing, as set out in this Agreement, on or before June 30, 2002.

If any one or more of the foregoing conditions precedent has or have not been satisfied, complied with, or waived by Vendor, at or before the Closing Time, Vendor may in addition to any other remedies which it may have available to it, rescind this Agreement by written notice to Purchaser. If Vendor rescinds this Agreement in accordance with sub-clauses 3.2 (a), 3.2 (b) and 3.2 (c), Vendor shall be entitled to retain the Deposit as liquidated damages and not as a penalty, with no right to claim further damages or other remedies from Purchaser.

3.3
Efforts to Fulfil Conditions Precedent

        Purchaser and Vendor shall proceed diligently and in good faith and use all reasonable efforts to satisfy and comply with and assist in the satisfaction and compliance with the conditions precedent. If there is a condition precedent that is to be satisfied or complied with prior to the Closing Time, and if, by the time the condition precedent is to be satisfied or complied with, the Party for whose benefit the condition precedent exists fails to notify the other Party whether or not the condition precedent has been satisfied or complied with, the condition precedent shall be conclusively deemed to have been satisfied or complied with.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1
Representations and Warranties of Vendor

        Purchaser acknowledges that it is purchasing Vendor's interest in and to the Assets on an "as is, where is" basis, and is relying on the following representations and warranties provided by Vendor and that otherwise, Purchaser is not relying on any information provided to or on behalf of Purchaser by Vendor or any Third Party outside of such representations and warranties provided. Vendor hereby makes the following representations and warranties to Purchaser, no claim in respect of which shall be made or be enforceable by Purchaser unless written notice of such claim, with reasonable particulars, is given by Purchaser to Vendor within a period of twelve (12) months from the Closing Time:

  (a)
  Vendor is a general partnership duly organized, validly existing and is authorized to carry on business in the Province in which the Lands are located. Vendor has good right, full power and absolute authority to sell, assign, transfer, convey and set over the interest of Vendor in and to the Assets according to the true intent and meaning of this Agreement;

  (b)
  the execution, delivery and performance of this Agreement has been duly and validly authorized by any and all requisite actions and will not result in any violation of, be in conflict with or constitute a default under any partnership agreement, or other governing document to which Vendor, is bound;

  (c)
  the execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which Vendor is party or by which Vendor is bound, nor under any judgement, decree, order, statute, regulation, rule or license applicable to Vendor;

  (d)
  this Agreement and any other agreements delivered in connection herewith constitute valid and binding obligations of Vendor enforceable against Vendor in accordance with their terms;

  (e)
  no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body exercising jurisdiction over the Assets is required for the due execution, delivery and performance by Vendor of this Agreement, other than authorizations, approvals or exemptions from requirement therefor, previously obtained and currently in force or those to be received under the Competition Act (Canada);

  (f)
  Vendor has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of this Agreement or the transaction to be effected by it for which Purchaser shall have any obligation or liability;

  (g)
  Vendor is not a non-resident within the meaning of section 116 of the Income Tax Act (Canada) and the interest of Vendor in and to the Assets does not constitute all or substantially all the property of Vendor;

  (h)
  other than Permitted Encumbrances, (i) Vendor has not alienated or encumbered the Assets or any part or portion thereof, (ii) Vendor is not aware of having committed any act or omission whereby the interest of Vendor in and to the Assets or any part or portion thereof may be cancelled or determined, and (iii) the Assets are now free and clear of all liens, royalties, conversion rights, net profits interests and other claims of Third Parties, created by, through or under Vendor;

  (i)
  to the best of the knowledge, information and belief of Vendor, no suit, action or other proceeding before any court or governmental agency has been commenced against Vendor or has been threatened against Vendor, which might result in a material impairment or loss of the interest of Vendor in and to the Assets or which might otherwise materially and adversely affect the Assets;

  (j)
  to the best of its knowledge, information and belief, all amounts due and payable to Third Parties prior to the date hereof and pertaining to the Assets have been fully paid, including without limitation (i) any and all ad valorem and property taxes, (ii) any and all production, severance and similar taxes, charges and assessments based upon or measured by the ownership or production of the Leased Substances or any of them or the receipt of proceeds therefor, and (iii) all amounts due and payable in connection with Permitted Encumbrances;

  (k)
  except as may be set out in Schedule "B", there are no Take or Pay Obligations;

  (l)
  in respect of the Assets, except in connection with the AFE's, there are no financial commitments of Vendor which are over $25,000.00 (Vendor's share) and are due as of the date hereof or which may become due by virtue of matters occurring or arising prior to the date hereof, other than usual operating expenses incurred in the normal conduct of operations;

  (m)
  except for the Production and Marketing Contracts, Vendor is not a party to and Vendor's interest in and to the Assets is not otherwise bound or affected by any production sales contracts, pertaining to the Leased Substances or any of them which are not terminable on 45 days or less notice without penalty;

  (n)
  Vendor is not aware of and has not received:

  (i)
  any orders or directives specific to the Assets or a portion thereof which relate to environmental matters and which require any work, repairs, construction or capital expenditures with respect to the Assets, where such orders or directives have not been complied with in all material respects; or

  (ii)
  any demand or notice issued with respect to the breach of any environmental, health or safety law specifically applicable to the Assets or a portion thereof only, including without limitation, respecting the use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding on the date hereof;

  (o)
  all material documents and agreements affecting the title to the Assets or production or revenue from the Assets will have been made available by Vendor to Purchaser by the Closing Time, with the exception of those contracts for the sale of Petroleum Substances which have a term equal to or less than thirty-one (31) days;

  (p)
  to the best of Vendor's knowledge, where it has not operated the Assets, all abandonment and reclamation operations have been conducted by Third Parties in accordance with generally accepted oil and gas industry practice and material compliance with all applicable laws and regulations

  (q)
  to the best of the knowledge of Vendor, all of the Wells have been drilled and, if completed, completed, operated, produced, shut-in and suspended, as the case may be, in accordance with good oilfield practices and in material compliance with all applicable laws, rules and regulations associated with each such Well, in force and effect at the time of such completion, operation, production, shutting in, or suspension, and all costs associated with capital equipment on those wells have been paid except for the AFEs;

  (r)
  to the best of the knowledge of Vendor, all of the Facilities have been operated in accordance with good oilfield practices and in compliance with all applicable laws, rules and regulations for each such Facility in force and effect from time to time for such operations and all costs of construction relative to those Facilities have been paid except to the extent of the AFEs;

  (s)
  Vendor has made available to Purchaser all information within its possession and has not knowingly withheld any such information from Purchaser, relevant to the Assets;

  (t)
  to the best of the knowledge of Vendor, Vendor is not in breach of any orders or directives and is not aware of any other laws or regulations of the Energy and Utilities Board (Alberta) ("AEUB") whereby such breach or laws and regulations would result in an undue delay or inability to register the transfer of well licences for the Wells;

  (u)
  in respect of activities related to the Assets which are ongoing as at the Effective Date, Vendor, where operator, holds all necessary permits and licences required for the completion of such activities, but may require further licences, permits, approvals and similar rights and privileges to operate the Assets after such completion is effected; and

  (v)
  with respect to those Assets operated by Vendor, and to the best of Vendor's knowledge in respect of those Assets operated by third parties (including contract operators), all approvals, permits, certificates, licences, orders-in council or other actions required under environmental laws to own and operate the Assets have been obtained.

4.2
Limitation

(a)
Vendor makes no representations or warranties except as expressly set forth in section 4.1 and, in particular, and without limitation, Vendor hereby expressly negates any representations or warranties by it (except those contained in section 4.1) whether contained in any information, memorandum or otherwise, whether provided to Purchaser directly or through Vendor's agents, with respect to:

(i)
any data or information supplied by Vendor in connection herewith;

(ii)
the quality, quantity or recoverability of Petroleum Substances within or under the Lands or any lands pooled or unitized therewith;

    (iii)
    the value of the Assets or the future cash flow therefrom;

    (iv)
    the quality, condition, fitness or merchantability of any tangible depreciable equipment or property interests which are comprised in the Assets; and

    (v)
    the title of Vendor in and to the Assets

  (b)
  Purchaser acknowledges that it has only relied upon the representations and warranties contained in section 4.1 and not on any representations or warranties outside this Agreement and Vendor shall have no liability, whether under contract, tort, statute or otherwise in respect of any statements, information, representations or warranties made by it or by its employees, agents or representatives, except liability for the representations and warranties contained in section 4.1, which liability shall be subject to the limitations contained in this Agreement or in the event of fraud. Purchaser acknowledges and confirms that except for the representations and warranties in section 4.1, it has performed its own due diligence and has relied, and will continue to rely, upon its own engineering and due diligence with respect to the state or condition of the Assets.

4.3
Representations and Warranties of Purchaser

        Purchaser makes the following representations and warranties to Vendor, no claim in respect of which shall be made or be enforceable by Vendor unless written notice of such claim, with reasonable particulars, is given by Vendor to Purchaser within a period of twelve (12) months from the Closing Time:

  (a)
  Purchaser is a corporation duly organized and validly existing under the laws of the jurisdiction of incorporation of Purchaser, is authorized to carry on business in the Province in which the Lands are located, and now has good right, full power and absolute authority to purchase the interest of Vendor in and to the Assets according to the true intent and meaning of this Agreement;

  (b)
  the execution, delivery and performance of this Agreement has been duly and validly authorized by any and all requisite corporate, shareholders' and directors' actions and will not result in any violation of, be in conflict with or constitute a default under any articles, charter, bylaw or other governing document to which Purchaser is bound;

  (c)
  the execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under any term or provision of any agreement or document to which Purchaser is party or by which Purchaser is bound, nor under any judgement, decree, order, statute, regulation, rule or license applicable to Purchaser;

  (d)
  this Agreement and any other agreements delivered in connection herewith constitute valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms;

  (e)
  no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body exercising jurisdiction over the Assets is required for the due execution, delivery and performance by Purchaser of this Agreement, other than authorizations, approvals or exemptions from requirement therefor, previously obtained and currently in force or those to be received under the Competition Act (Canada);

  (f)
  Purchaser has made inquiries and believes in good faith that it will not have to post any security deposits required by any regulatory bodies having jurisdiction over the Assets, or will be able to post such deposits and is not aware of any other regulatory impediments to the transfer of the licences, permits and approvals pertaining to the Assets which impediments arise solely as a result of certain risk assessments pertaining to Purchaser, and carried out by such regulatory bodies;

  (g)
  Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of this Agreement or the transaction to be effected by it for which Vendor shall have any obligation or liability;

  (h)
  Purchaser is entering into this Agreement and will acquire the Assets for itself and not as agent or representative for any other Third Party; and

  (i)
  Purchaser shall comply with the provisions of the Investment Canada Act.

ARTICLE 5
INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES

5.1
Vendor's Indemnities for Representations and Warranties

        Vendor shall be liable to Purchaser for and shall, in addition, indemnify Purchaser from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Purchaser which would not have been suffered, sustained, paid or incurred had all of the representations and warranties contained in section 4.1 been accurate and truthful.

5.2
Purchaser's Indemnities for Representations and Warranties

        Purchaser shall be liable to Vendor for and shall, in addition, indemnify Vendor from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor which would not have been suffered, sustained, paid or incurred had all of the representations and warranties contained in section 4.3 been accurate and truthful.

5.3
Time Limitation

        Each Party acknowledges that the other is intended to rely on the representations, warranties and indemnities made by such Party pursuant to Clauses 4.1, 4.3, 5.1 and 5.2 as the case may be. The representations and warranties in Clauses 4.1 and 4.3 shall be true on the Effective Date and on the Closing Time, and such representations, warranties and the indemnities in clauses 5.1 and 5.2 shall continue to be relied upon by the respective Party for a period of twelve (12) months following the Closing Time, for the benefit of the Party for which such representations, warranties and indemnities were made. In the absence of fraud, no claim or action shall be commenced with respect to a breach of any such representation or warranty or with respect to an indemnity, unless, within such period, written notice specifying such breach in reasonable detail has been provided to the Party which made such representation or warranty.

ARTICLE 6
PURCHASER'S INDEMNITIES

6.1
General Indemnity

        Purchaser shall be liable to Vendor for and shall, in addition, indemnify Vendor from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor which arise out of any matter or thing occurring or arising from and after the Effective Date and which relates to the Assets, provided however that Purchaser shall not be liable to nor be required to indemnify Vendor in respect of any losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor which arise out of breach of Vendor's representations and warranties contained in Clause 4.1 hereunder or relate to the Excluded Assets.

6.2
Excluded Assets Indemnity

        Vendor shall be liable to Purchaser for and shall, in addition, indemnify Purchaser from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Purchaser which arise out of any matter or thing occurring or arising before or after the Effective Date and which relates to the Excluded Assets which shall include but not be limited to any operations in relation thereto.

6.3
Abandonment and Reclamation

        Purchaser shall see to the timely performance of all abandonment and reclamation obligations pertaining to the Assets (excluding the Excluded Assets) which in the absence of this Agreement would be the responsibility of Vendor. Purchaser shall be liable to Vendor for and shall, in addition, indemnify Vendor from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor should Purchaser fail to timely perform such obligations.

6.4
Environmental Matters

        Purchaser has conducted an environmental review with respect to the Assets prior to the date of this Agreement. Based upon such a review, the Parties confirm that the Purchaser has satisfied itself of the environmental condition of the Assets, such that it will not have the right to either request a Purchase Price reduction due to environmental concerns or issues pertaining thereto, and it will have no rights to terminate this Agreement due to such environmental concerns or issues. Provided that Closing has occurred, Purchaser shall be liable to Vendor for and shall, in addition, indemnify Vendor from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor which pertain to environmental damage or contamination or other environmental problems pertaining to or caused by the Assets or operations thereon or related thereto (excluding in all cases the Excluded Assets), however and by whomsoever caused, and whether such environmental damage or contamination or other environmental problems occur or arise in whole or in part prior to, at or subsequent to the Effective Date. Purchaser shall not be entitled to exercise and hereby waives any rights or remedies Purchaser may now or in the future have against Vendor in respect of such environmental damage or contamination or other environmental problems, whether such rights and remedies are pursuant to the common law or statute or otherwise, including without limitation, the right to name Vendor as a third party to any action commenced by any Third Party against Purchaser. Without limiting the generality of the foregoing, such environmental damage or contamination or other environmental problems shall include (i) surface, underground, air, ground water or surface water contamination, (ii) the abandonment or plugging of or failure to abandon or plug any of the Wells, (iii) the restoration or reclamation of or failure to restore or reclaim any part of the Assets, (iv) the breach of applicable government rules and regulations in effect at any time, and (v) the removal of or failure to remove foundations, structures or equipment.

6.5
Limitation

        Notwithstanding any other provision in this Agreement, Purchaser shall not be liable to nor be required to indemnify Vendor in respect of any losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor in respect of which Vendor is liable to and has indemnified Purchaser pursuant to section 5.1, and Vendor shall not be liable to nor be required to indemnify Purchaser in respect of any losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Purchaser in respect of which Purchaser is liable to and has indemnified Vendor pursuant to section 5.2, in both cases disregarding the time limit set out in section 5.3.

ARTICLE 7
OPERATING ADJUSTMENTS

7.1
Operating Adjustments

(a)
Subject to all other provisions of this Agreement, all benefits and obligations of any kind and nature relating to the operation of the Assets conveyed pursuant to this Agreement, including without limitation maintenance, development, operating and capital costs, government incentives, royalties and other burdens, and actual proceeds from the sale of production (however, based on the weighted average price received by Vendor for its Petroleum Substances that is not dedicated to specific sales contracts or other arrangements and produced after the Effective Date from the province in which the Petroleum Substances are sold and referred to by Vendor as Vendor's "Corporate Pool Price"), whether accruing, payable or paid and received or receivable, shall be adjusted between the Parties as of the Effective Date in accordance with generally accepted accounting principles. For greater certainty, adjustments in respect of production, if any, shall be made in favour of Vendor in respect of production beyond the wellhead at the Effective Date and in favour of Purchaser in respect of all other production. The adjustments shall constitute an increase or decrease, as the case may be, to the Purchase Price and to the amount allocated to the Petroleum and Natural Gas Rights. Vendor shall provide to Purchaser within a reasonable time prior to the Closing Time a written statement of all such adjustments, including estimates if actuals are not yet available for the time period after the Effective Date and prior to the Closing Time, to be made at Closing, and shall cooperate with Purchaser to enable Purchaser to verify the accuracy of such statement. Adjustments not settled or incorrectly settled prior to or at Closing shall be settled by payment to or by Vendor and Purchaser, as the case may be, as soon as practicable after Closing. The intention of the Parties is that final settlement shall occur within 180 days following the Closing Time. No adjustments shall be made after 1 year from the Closing Time unless written notice of the requested adjustment, with reasonable particulars, is given within 1 year from the Closing Time, provided however that adjustments arising as a consequence of Crown royalty audits, joint venture audits, and facility operating agreement 13 month adjustments are not subject to the 1 year limit.

(b)
Payments of lessor royalties, relating to the production months prior to the Closing Time for which production revenue has been received by Vendor shall be paid by Vendor, either before or after the Closing Time, and will be dealt with by way of the statement of adjustments described herein for those production months between the Effective Date and the Closing Time.

(c)
From the Effective Date until the Closing Time, Vendor, where operator shall retain all overhead recoveries earned pursuant to any Title Document(s), and the adjustments in this Article shall include any and all such overhead chargeable and recovered by Vendor.

(d)
The Parties agree that Purchaser shall book and report for tax accounting and tax filing purposes all revenue, expenses capital items, income or losses pertaining and accruing to the Assets from the Effective Date forward since the effective time of the closing of these transactions occurred on the Effective Date. Purchaser will indemnify Vendor for any claims, liabilities, actions, proceedings, demands, losses, costs, penalties, income taxes, fines, damages and expenses suffered by or sustained by Vendor and pertaining to any failure by Purchaser to file and report such income taxes after the Effective Date or arising from any disagreement or audits relating to such tax reporting by the applicable governmental authorities including the Canada Customs and Revenue Agency. Other than as set out herein, there shall be no further adjustments for income taxes.

  (e)
  Each party has the right to audit the accounting records of the other relating to the Assets and adjustments made in accordance with this Article 7. Written notice of an audit request shall be provided by the initiating Party to the other and shall provide reasonable notice of such audit, in order that the Party being audited may prepare for the same. Any discrepancies mutually agreed to by the Parties shall be paid by the Party owing additional funds within five (5) Business Days of such agreement. In the case of a disagreement between the Parties relating to the results of the audit, a Party may submit the matter to arbitration in accordance with the Arbitration Act (Alberta).

ARTICLE 8
MAINTENANCE OF ASSETS

8.1
Maintenance of Assets

        From the date hereof, until the Closing Time, Vendor shall, to the extent that the nature of its interest permits, and subject to the Title Documents and any other agreements and documents to which the Assets are subject:

  (a)
  maintain the Assets in a proper and prudent manner in accordance with good oilfield practice and in material compliance with all applicable laws, rules, regulations, orders and directions of governmental and other competent authorities;

  (b)
  pay or cause to be paid all costs and expenses relating to the Assets which become due from the date hereof to the Closing Time;

  (c)
  ensure that Purchaser is informed in a timely manner of all material issues arising from or relating to the Assets and represent and put forth the opinion of Purchaser in any material decisions affecting the Assets to the reasonable extent that Vendors interest in the Assets permits; and

  (d)
  maintain property and third party liability insurance with respect to the Assets until the Closing Time.

8.2
Consent of Purchaser

        Notwithstanding section 8.1, Vendor shall not from the date hereof to the Closing Time, without the written consent of Purchaser, which consent shall not be unreasonably withheld by Purchaser and which, if provided, shall be provided in a timely manner:

  (a)
  make any commitment or propose, initiate or authorize any capital expenditure with respect to the Assets of which Vendor's share is in excess of $25,000.00, except in case of an emergency or in respect of amounts which Vendor may be committed to expend or be deemed to authorize for expenditure without its consent;

  (b)
  surrender or abandon any of the Assets;

  (c)
  materially amend or terminate any Title Document or any other agreement or document to which the Assets are subject, enter into any new agreement or commitment relating to the Assets or vote on any mail ballot or other similar notice issued under the Title Documents without first providing notice thereof to the Purchaser and obtaining the instructions from the Purchaser on any such votes or elections which have a financial impact of over $25,000.00 for Vendor's share thereof;

  (d)
  sell, transfer or otherwise dispose of any of the Assets, except for: (i) sales of production of Leased Substances reasonably made by Vendor in the ordinary course of business under sales arrangements permitted herein; or (ii) to the extent required to comply with any ROFRs; or

  (e)
  propose or initiate the exercise of any option arising as a result of the ownership of the Assets (including bidding rights at Crown sales, rights under area of mutual interest provisions and any ROFRs) or propose or initiate any operations with respect to the Assets that have not been commenced or committed to by Vendor as of the date of this Agreement, without the express consent of the Purchaser, if that exercise or option would result in an obligation of Purchaser after the date of this Agreement over $25,000.00 or a similar adverse effect on the value of any of the Assets, except that Vendor may propose or initiate any operations on the Lands for, and may propose or initiate, the exercise of any right or option relative to, the preservation of any of the Leases or Assets.

ARTICLE 9
RIGHTS OF FIRST REFUSAL

9.1
Rights of First Refusal

(a)
Within Five (5) Business Days of the execution and delivery of this Agreement, Vendor shall advise Purchaser which of the Assets are subject to preferential, pre-emptive or first purchase rights (the "ROFRs") that become operative by virtue of this Agreement or the transaction to be effected by it. Within Two (2) Business Days of receiving such advice, Purchaser shall advise Vendor in writing of its bona fide allocations of value for Vendor's interest in and to such Assets. Vendor shall comply with the applicable provisions of such ROFRs and shall courier notices to the Third Parties (and Purchaser, if applicable) holding such rights no later than Two (2) Business Days after it receives the bona fide allocations of Purchaser, in a form that is acceptable to Purchaser acting reasonably, using the bona fide allocations of Purchaser. Vendor shall notify Purchaser in writing forthwith upon each Third Party exercising or waiving such a right. If any such Third Party elects to exercise such a right, the definition of Assets shall be deemed to be amended to exclude those Assets in respect of which the right has been exercised, such Assets shall not be conveyed to Purchaser and the Purchase Price, the tax allocations and the Goods and Services Tax shall be reduced accordingly. If there are any Take or Pay Obligations pertaining to such Assets, Purchaser shall not assume such Take or Pay Obligations and the Take or Pay Amounts to be paid by Vendor to Purchaser shall be reduced accordingly.

(b)
Purchaser hereby confirms to Vendor that the values to be allocated by Purchaser with respect to the applicable ROFRs being operative by virtue of this Agreement, will be bona fide values allocated by Purchaser to each specific interest after diligent review and analysis. To the extent that a Third Party issues and forwards to Vendor or Purchaser an objection letter or a notice of objection which pertains to such notice of ROFR forwarded by Purchaser, Purchaser hereby agrees to be liable to Vendor for and in addition, hereby indemnifies Vendor from and against, all loses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Vendor which are attributable to and arise out of the subject objection letter or notice of ROFR forwarded to the Third Party and pertaining to issues and matters relating to the values selected therefor by Purchaser. Such indemnity shall extend, without limitation to solicitor and his client costs and expenses and Vendor will be entitled to retain its own counsel in relation to any such dispute.

ARTICLE 10
PRE-CLOSING INFORMATION

10.1
Production of Documents

        At all reasonable times from the date hereof until the Closing Time, Vendor shall provide to the Purchaser and its agents the ability to inspect the Assets at Purchaser's sole cost, risk and expense, insofar as Vendor can reasonably provide such access to the Assets. Additionally, at all reasonable times from the date hereof until the Closing Time, Vendor shall make available to Purchaser and Purchaser's agents and counsel at Vendor's offices in Calgary, the following information pertaining to the Assets to which Vendor has possession:

  (a)
  all title opinions and reports;

  (b)
  all of the Title Documents and any other agreements and documents to which the Assets are subject;

  (c)
  evidence with respect to the payment of all bonuses, rentals and royalties due under the Title Documents; and

  (d)
  lease and contract records.

        To the extent that any asset or assets are specifically identified by Vendor or Purchaser after the date hereof as being expressly added to the Assets being conveyed hereunder, which were not known by the Purchaser as being included in the Assets hereunder, the Purchaser reserves unto itself the right to review all information relative to such additional asset or assets (to be provided by Vendor) including an environmental review and title review, and Purchaser shall have the right to elect after such review (either before or after Closing) to not include such asset or assets as part of the Assets hereunder, at its sole discretion.

ARTICLE 11
TITLE DEFECTS

11.1
Title Review

        From time to time, and in any event no later than the Closing Time, Purchaser shall have the opportunity to review the title of Vendor in and to the Assets and Vendor shall, to the extent that its interest permits, provide all reasonable access to the Assets for Purchaser to do so.

11.2
Assistance on Title Defects

        From time to time, Purchaser shall provide the Vendor with written notice of any Title Defects the Purchaser has discovered during its title review process. The Vendor will use reasonable best efforts to attempt to cure any such Title Defects prior to March 15, 2002 and shall provide written notice to Purchaser of any Title Defects that it was able to cure. The Purchaser may then request further assistance from Vendor relative to such cured Title Defects, if Purchaser is not satisfied that the Title Defect in question was properly cured, whereupon the Vendor, shall make further reasonable efforts to cure such Title Defect until March 22, 2002.

11.3
Termination on Title Defects

        Prior to March 22, 2002, Purchaser may terminate this Agreement in its entirety where the cumulative amount by which the value of any Title Defects is, in Purchaser's opinion acting reasonably, 5% or more of the Purchase Price. In order for this right of termination to be operative, Purchaser shall provide to Vendor a written notice of Title Defects and such notice shall include the nature of the Title Defect and a breakdown of the total cumulative value among each of the Assets affected by each of the Title Defects. If Vendor agrees that the value or values, as the case might be, allocated by Purchaser are reasonable, the Parties shall be released of all obligations hereunder except clause 12.15 and Vendor shall forthwith return the Deposit and accrued interest to Purchaser.

11.4
Value Disputes

        If Vendor disagrees in its reasonable opinion with the value or values allocated by Purchaser to the Title Defects Vendor shall have the sole option to terminate this Agreement by written notice to Purchaser, or to delay Closing and refer the matter of valuation of the Title Defects to arbitration. If Vendor elects to delay Closing and refer the matter of valuation to arbitration, the Parties shall forthwith meet in good faith to discuss the issue. If after such a meeting the issue has not been resolved or if a Party does not forthwith meet to discuss the issue, the issue shall be resolved by a single arbitrator pursuant to the provisions of the Arbitration Act (Alberta). The decision of the arbitrator shall be final and shall not be subject to review. All costs of arbitration shall be borne by the Parties equally. The arbitrator will be asked to render a decision within thirty (30) days of being presented with its instructions as to the arbitration. If the value determined by the arbitrator to the Title Defects is less than 5% of the Purchase Price, the Parties shall forthwith close the transactions contemplated by this Agreement without any adjustment to the Purchase Price. If the value determined by the arbitrator is 5% or more of the Purchase Price, the Parties shall be released of all obligations hereunder except clause 12.15, and Vendor shall forthwith return the Deposit and accrued interest to Purchaser.

ARTICLE 12
GENERAL

12.1
Further Assurances

        Each Party will, from time to time and at all times after Closing, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

12.2
No Merger

        The covenants, representations, warranties and indemnities contained in this Agreement shall be deemed to be restated in any and all assignments, conveyances, transfers and other documents conveying the interests of Vendor in and to the Assets to Purchaser, subject to any and all time and other limitations contained in this Agreement. There shall not be any merger of any covenant, representation, warranty or indemnity in such assignments, conveyances, transfers and other documents notwithstanding any rule of law, equity or statute to the contrary and such rules are hereby waived.

12.3
Entire Agreement

        The provisions contained in any and all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail. No amendments shall be made to this Agreement unless in writing, executed by the Parties. This Agreement supersedes all other agreements, documents, writings and verbal understandings among the Parties relating to the subject matter hereof, including the letter agreement dated January 25, 2002 and expresses the entire agreement of the Parties with respect to the subject matter hereof.

12.4
Subrogation

        The assignment and conveyance to be effected by this Agreement is made with full right of substitution and subrogation of Purchaser in and to all covenants, representations, warranties and indemnities previously given or made by others in respect of the Assets or any part or portion thereof.

12.5
Governing Law

        This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and the laws of Canada applicable therein and shall, in every regard, be treated as a contract made in the Province of Alberta. The Parties irrevocably attorn and submit to the jurisdiction of the courts of the Province of Alberta and courts of appeal therefrom in respect of all matters arising out of this Agreement.

12.6
Enurement

        This Agreement may not be assigned by a Party without the prior written consent of the other Party, which consent may be unreasonably and arbitrarily withheld. This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, successors and permitted assigns.

12.7
Time of Essence

        Time shall be of the essence in this Agreement.

12.8
Notices

        The addresses for service and the fax numbers of the Parties shall be as follows:

Vendor—	Devon Canada 1600, 324 - 8th Avenue S.W. Calgary, Alberta T2P 2Z5
	Attention: Fax:	Land Department 213-7900
Purchaser—	Addison Energy Inc. 950, 633 - 6th Ave. S.W. Calgary, Alberta T2P 2Y5
	Attention: Fax:	Land Department (403) 216-8315

All notices, communications and statements required, permitted or contemplated hereunder shall be in writing, and shall be delivered as follows:

  (a)
  by personal service on a Party at the address of such Party set out above, in which case the item so served shall be deemed to have been received by that Party when personally served;

  (b)
  by facsimile transmission to a Party to the fax number of such Party set out above, in which case the item so transmitted shall be deemed to have been received by that Party when transmitted; or

  (c)
  except in the event of an actual or threatened postal strike or other labour disruption that may affect mail service, by mailing first class registered post, postage prepaid, to a Party at the address of such Party set out above, in which case the item so mailed shall be deemed to have been received by that Party on the third Business Day following the date of mailing.

A Party may from time to time change its address for service or its fax number or both by giving written notice of such change to the other Parties.

12.9
Operatorship

        Purchaser acknowledges that Vendor is unable to assign to Purchaser operatorship of the Assets, if any, operated by Vendor and in respect of which Vendor does not have a 100% interest. Vendor shall, however, use reasonable best efforts to assist Purchaser in its attempts to obtain operatorship.

12.10  Limit of Liability

        In no event shall the liability of Vendor to Purchaser in respect of claims of Purchaser arising out of or in connection with this Agreement exceed, in the aggregate, the Purchase Price, taking into account any and all increases or decreases to the Purchase Price that occur by virtue of the terms of this Agreement.

12.11  Invalidity of Provisions

        In case any of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

12.12  Waiver

        No failure on the part of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any right or remedy in law or in equity or by statute or otherwise conferred. No waiver of any provision of this Agreement, including without limitation, this section, shall be effective otherwise than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of the Party making such waiver.

12.13  Amendment

        This Agreement shall not be varied in its terms or amended by oral agreement or by representations or otherwise other than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of each Party.

12.14  Agreement not Severable

        This Agreement extends to the whole of the Assets and is not severable without Purchaser's express written consent or as otherwise herein provided.

12.15  Confidentiality and Public Announcements

        Until Closing has occurred, each Party shall keep confidential all information obtained from the other Party in connection with the Assets and shall not release any information concerning this Agreement and the transactions herein provided for, without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Nothing contained herein shall prevent a Party at any time from furnishing information (i) to any governmental agency or regulatory authority or to the public if required by applicable law, provided that the Parties shall advise each other in advance of any public statement which they propose to make, (ii) in connection with obtaining consents or complying with preferential, pre-emptive or first purchase rights contained in Title Documents and any other agreements and documents to which the Assets are subject, or (iii) to procure the consent of Vendor's lenders.

12.16  Counterpart Execution

        This Agreement may be executed in counterpart, no one copy of which need be executed by Vendor and Purchaser. A valid and binding contract shall arise if and when counterpart execution pages are executed and delivered by Vendor and Purchaser.

        IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

DEVON CANADA by its Managing Partner DEVON CANADA CORPORATION		ADDISON ENERGY INC.
Per:	/s/ MIKE COGUT	Per:	/s/ STEVE FAGAN
Per:	Mike Cogut	Per:	Steve Fagan
General Manager, Land		Vice-President, Corporate Development

QuickLinks

  Exhibit 10.28
AGREEMENT OF PURCHASE AND SALE